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                                                      Exhibit 4.3







                   DIAL CONSUMER PRODUCTS GROUP
                           401(k) PLAN




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                   DIAL CONSUMER PRODUCTS GROUP
                           401(k) PLAN

                        TABLE OF CONTENTS

                                                             PAGE

Article I:     Purpose

Article II:    Definitions and Construction

     2.1  Definitions
     2.2  Construction

Article III:   Participation

     3.1  Participation
     3.2  Termination of Employment
     3.3  Transfers

Article IV:    Contributions

     4.1  Employer Contributions
     4.2  Code Section 401(k) Wage Reduction
     4.3  Employee Contributions
     4.4  After-Tax Wage Reduction
     4.5  Rollover Amount From Other Plans

Article V:     Allocations to Participant's Account
     5.1  Individual Accounts
     5.2  Account Adjustments
     5.3  Actual Deferral Percentage Test
     5.4  Average Contribution Percentage Test
     5.5  Distribution of Excess Aggregate Contributions
     5.6  Distribution of Excess Elective Deferrals
     5.7  Distribution of Excess Contributions
     5.8  Recharacterization
     5.9  Maximum Additions
     5.10 Recognition of Different Investment Funds

Article VI:    Benefits

     6.1  Entitlement to Benefits
     6.2  Death
     6.3  Payment of Benefits
     6.4  Designation of Beneficiary
     6.5  Withdrawals
     6.6  Spousal Consent
     6.7  Debiting of Investment Funds
     6.8  Required Distributions
     6.9  Distribution Requirements

Article VII:   Investment Options, Trust Fund
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     7.1  Investment Options
     7.2  Investment of Contributions
     7.3  Investment Transfers
     7.4  Transfer of Assets
     7.5  Trust Fund
     7.6  Tender Offers
     7.7  Voting of Dial Stock

Article VIII:  Administration

     8.1 Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration
     8.2  Appointment of Committee
     8.3  Claims Procedure
     8.4  Records and Reports
     8.5  Other Committee Powers and Duties
     8.6  Rules and Decisions
     8.7  Committee Procedures
     8.8  Authorization of Benefit Payments
     8.9  Application and Forms for Benefits
     8.10 Facility of Payment
     8.11 Indemnification of the Committee

Article IX:    Miscellaneous

     9.1  Nonguarantee of Employment
     9.2  Rights to Trust Assets
     9.3  Nonalienation of Benefits
     9.4  Nonforteitability of Benefits

Article X:     Amendments and Action by Employer

     10.1 Amendments

Article XI:    Successor Employer and Merger or Consolidation of
               Plans

     11.1 Successor Employer
     11.2 Conditions Applicable to Mergers or Consolidations of
          Plans

Article XII:   Plan Termination

     12.1 Right to Terminate
     12.2 Partial Termination
     12.3 Liquidation of the Trust Fund

Article XIII:  Adoption of Plan

     13.1 Adoption Agreement

APPENDIX A:
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             DIAL CONSUMER PRODUCTS GROUP 401(k) PLAN

                       ARTICLE I. - PURPOSE

     Effective as of January 5, 1987 (the "Effective Date"), the
Employer adopted the Plan set forth herein.

     Dial Consumer Products Group 401(k) Plan, as established by trust agreement executed effective as of January 5, 1987 is intended to form a part of the Plan.

     The Plan and Trust are intended to meet the requirements of Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986 as amended.

     The provisions of this Plan shall apply only to an Eligible
Employee who is actively employed by an Employer after the Effective Date and who is a Participant, as defined in Section
2.1 of the Plan.

            ARTICLE II. - DEFINITIONS AND CONSTRUCTION

     2.1 DEFINITIONS: Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth in this Article, unless the context clearly indicates to the contrary.

a) ACCOUNT (S): One or all of the Employee Contribution Account, Wage Reduction Contribution Account and Vested Rollover Contribution Account, as the case may be, and as appropriate in the context of each provision of the Plan containing such term, for each Participant.

b) ACTUAL DEFERRAL PERCENTAGE OR ADP: Shall mean, for a specified group of Participants for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (1) the amount of Employer Contributions actually paid over to the Trust on behalf of such Participant for the Plan Year to (2) the Participant's Compensation for such Plan Year (whether or not the Employee was a Participant for the entire Plan Year). Employer contributions on behalf of any Participant shall include: any Elective Deferrals made pursuant to the Participant's deferral election, including Excess Elective Deferrals of Highly Compensated Employees, but excluding Elective Deferrals that are taken into account in the Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferrals). For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make Elective Deferrals shall be treated as a Participant on whose behalf no Elective Deferrals are made.

c)   ADOPTION AGREEMENT:  The agreement executed by an Affiliate
Employer in order to adopt the Plan pursuant to the provisions of
Article XIII.
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d)   AFFILIATE:  A subsidiary of The Dial Corp.

e) AGGREGATE LIMIT: The sum of (i) 125 percent of the greater of the ADP of the non-Highly Compensated Employees for the Plan Year or the ACP of non-Highly Compensated Employees under the Plan subject to Code Section 401(m) for the Plan Year beginning with or within the Plan Year of the CODA and (ii) the lesser of 200 percent or two plus the lesser of such ADP or ACP. "Lesser" is substituted for "greater" in "(i)" above, and "greater" is substituted for "lesser" after "two plus the" in "(ii)" if it would result in a larger Aggregate Limit.

f) ANNUAL ADDITIONS: With respect to each Year, the total of the Employer Contributions allocated to a Participant's Wage Reduction Contribution Account plus the amount of after-tax contribution, if any, the Participant made for such Year to a Participant's Employee Contribution Account.

g) AUTHORIZED LEAVE OF ABSENCE: Any absence authorized by the Employer under the Employer's standard personnel practices provided that all persons under similar circumstances must be treated alike in the granting of such Authorized Leaves of Absence and provided further that the Employee returns to employment with the Employer or retires within the period of authorized absence. An absence due to service in the armed forces of the United States shall be considered an Authorized Leave of Absence provided that the Employee complies with all of the requirements of federal law in order to be entitled to reemployment and provided further that the Employee returns to employment with the Employer within the period provided by such law.

h)   AVERAGE CONTRIBUTION PERCENTAGE OR ACP:  The average of the
Contribution Percentages of the Eligible Participants in a group.

i) BENEFICIARY: A person or persons (natural or otherwise) designated by a Participant in accordance with the provisions of
Section 6.4 to receive any death benefit payable under this Plan.

j)   CODA:  A cash or deferred arrangement as described in
Section 401(k) of the Code.

k)   CODE:  The Internal Revenue Code of 1986, as amended.

l) COMMITTEE: The persons appointed pursuant to Article VIII by the President of The Dial Corp Consumer Products Group to assist The Dial Corp Consumer Products Group in the administration of the Plan in accordance with said Article.

m) COMPENSATION: The total of all amounts paid to a Participant by the Employer for personal services including for regular hours, vacation, sick, temporary disability, bereavement,
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military, jury, holiday, birthday and retro pay to the extent, and as would be reported on the Participant's federal income tax withholding statement (Form W-2) had the Participant not been a Participant under the Plan or any other Plan sponsored by the Employer which is qualified under Section 125 or 129 of the Code exclusive of fringe benefits, overtime and bonuses, if any, and excluding any benefits paid under this Plan, provided that for purposes of allocating the Employer's Contribution for the Year in which a Participant begins or resumes Participation, Compensation allocable to time periods before his or her Participation began or resumed shall be disregarded.

The annual Compensation of each Participant taken into account under the Plan for any year shall not exceeded $200,000, as adjusted by the Secretary of the Treasury at the same time and in the same manner as under Section 415 (d) of the Code. If, as a result of the application of such rules the adjusted $200,000 limitation is exceeded, then the limitation shall be prorated among affected individuals in proportion to each such individual's Compensation as determined under Section 415(d) prior to the application of this limitation. In determining the Compensation of a Participant for purposes of this limitation, the rules of Section 414 (q) (6) of the Code shall apply, except in applying such rules, the term "Family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year.

n) CONTRIBUTION PERCENTAGE: The ratio (expressed as a percentage) of the Participant's Contribution Percentage Amount to the Participant's Compensation for the Plan Year (whether or not the Employee was a Participant for the entire Plan Year).

o) CONTRIBUTION PERCENTAGE AMOUNT: The Employee Contributions made under the Plan on behalf of the Participant for the Plan Year. Such Contribution Percentage Amount shall include forfeitures of Excess Aggregate Contributions allocated to the Participant's account which shall be taken into account in the year in which such forfeiture is allocated. The Employer may elect to use Elective Deferrals in the Contribution Percentage Amount so long as the ADP test is met before the Elective Deferrals are used in the ACP test and continues to be met following the exclusion of those elective Deferrals that are used to meet the ACP test.

p)   DIAL STOCK:  The common stock, $1.50 par value, of The Dial
Corp.

q) DISABILITY: A physical or mental condition which, in the sole judgement of the Committee, based upon medical reports and other evidence satisfactory to the Committee, permanently prevents an Employee from satisfactorily performing his or her usual duties for the Employer and the duties of any other position or job for the Employer for which such Employee is qualified by reason of his or her training, education or experience.
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r)   EFFECTIVE DATE:  January 5, 1987, the date on which the
provisions of this Plan became effective, or any later date as specified in Appendix A.

s) ELECTIVE DEFERRALS: Any Employer contributions made to the Plan at the election of the Participant, in lieu of cash compensation, and shall include contributions made pursuant to a salary reduction agreement or other deferral mechanism. With respect to any taxable year, a Participant's Elective Deferral is the sum of all Employer Contributions made on behalf of such Participant pursuant to an election to defer under any qualified CODA as described in Section 401(k) of the Code, any simplified Employee pension cash or deferred arrangement as described in
Section 402(h)(1)(B), any eligible deferred compensation plan under Section 457, any plan as described under Section 501(c)(18), and any Employer contributions made on behalf of a Participant for the purchase of an annuity contract under Section 403 (b) pursuant to a salary reduction agreement.

t) ELIGIBLE EMPLOYEE: Any Employee who is covered by a collective bargaining agreement between the Employer at the St. Louis, Missouri manufacturing facility located in St. Louis, Missouri, or at such other facility designated on Appendix A, attached hereto and by this reference made a part hereof, and a union representing Employees (hereinafter "Collective Bargaining Agreement").

u) ELIGIBLE PARTICIPANT: Any Employee who is eligible to make an Employee Contribution, or an Elective Deferral (if the Employer takes such contributions into account in the calculation of the Contribution Percentage). If an Employee Contribution is required as a condition of Participation in the Plan, any Employee who would be a Participant in the Plan if such Employee made such a contribution shall be treated as an Eligible Participant on behalf of whom no employee Contributions are made.

v) EMPLOYEE: Any person who is actively employed by an Employer or an Affiliate.

w) EMPLOYEE CONTRIBUTION: Any contribution made to the Plan by or on behalf of a Participant that is included in the Participant's gross income in the year in which made and that is maintained under a separate account to which earnings and losses are allocated.

x) EMPLOYEE CONTRIBUTION ACCOUNT: The account maintained pursuant to Section 4.3 hereof, to record for a Participant his or her after-tax contributions and adjustments relating thereto.

y)   EMPLOYER:  The Dial Corp Consumer Products Group, for the
facilities listed in Appendix A or any Affiliate that has adopted and been accepted into the Plan pursuant to Article XIII and is listed on Appendix A.
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z)   ENTRY DATE:  The first day of each calendar quarter.

aa)  ERISA:  Public Law No. 93-406, the Employee Retirement
Income Security Act of 1974, as amended.

bb) EXCESS AGGREGATE CONTRIBUTIONS: Shall mean, with respect to any Plan Year, the excess of:

(1) The aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over

(2) The maximum Contribution Percentage Amounts permitted by the ACP test (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages beginning with the highest of such percentages).

Such determination shall be made after first determining Excess
Elective Deferrals and then determining Excess Contributions.

In computing the Average Contribution Percentage, the Employer shall take into account, and include as Contribution Percentage
Amounts, Elective Deferrals, and qualified non-elective contributions under this Plan or any other Plan of the Employer, as provided by regulations.

Forfeitures of Excess Aggregate Contributions shall be:

(1) Applied to reduce Employer contributions for the Plan Year in which the excess arose, but allocated as in (2), below, to the extent the excess exceeds Employer contributions or the Employer has already contributed for such Plan Year.

(2) Allocated, after all other forfeitures under the Plan, to the Wage Reduction Contribution account of each non-Highly
Compensated Participant who made Elective Deferrals or Employee
Contributions in the ratio which each such Participant's
Compensation for the Plan Year bears to the total Compensation of all such Participants for such Plan Year.

cc)  EXCESS CONTRIBUTION:  Shall mean, with respect to any Plan
Year, the excess of:

(1) The aggregate amount of Employer contributions actually taken into account in computing the ADP of Highly Compensated
Employees for such Plan Year over

(2) The maximum amount of such contributions permitted by the ADP test (determined by reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).
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dd)  EXCESS ELECTIVE DEFERRALS:  Shall mean those Elective
Deferrals that are includible in a Participant's gross income under Section 402 (g) of the Code to the extent such Participant's Elective Deferrals for a taxable year exceed the dollar limitation under such Code section. Excess Elective Deferrals shall be treated as annual additions under the Plan.

ee) FAMILY MEMBER: A member of the Employee's family as defined in Section 414 (q) (6) of the Code.

ff) FIDUCIARIES: The Committee (and any subcommittee thereof) and the Trustee, but only with respect to the specific responsibilities of each for Plan and Trust administration, all as described in Section 8.1.

        gg) HIGHLY COMPENSATED EMPLOYEES: Includes active Highly Compensated Employees and former Highly Compensated Employees. An active Highly Compensated Employee includes any Employee who performs service for the Employer during the determination year, and who during the look-back year: (i) received Compensation from the Employer in excess of $75,000 (as adjusted pursuant to Section 415 (d) of the Code); (ii) received Compensation from the Employer in excess of $50,000 (as adjusted pursuant to Section 415 (d) of the Code) and was a member of the top-paid group for such Year; or (iii) was an officer of the Employer and received Compensation during such Year that is greater than 50% of the dollar limitation in effect under Section 415 (b) (1) (A) of the Code. The term Highly Compensated Employee also includes: (i) Employees who are both described in the preceding sentence if the term "determination year" is substituted for the term "look-back year" and the Employee is one of the one hundred (100) Employees who receive the most Compensation from the Employer during the determination Year; and (ii) Employees who are 5-percent owners at any time during the look-back Year or determination Year. If no officer has satisfied the Compensation requirements of (iii) above during either a determination year or look-back Year, the highest paid officer for such year shall be treated as a Highly Compensated Employee. For this purpose, the determination Year shall be the Plan Year. The look-back Year shall be the twelve-month period immediately preceding the determination year. A former Highly Compensated Employee includes any Employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the Employer during the determination year, and was an active Highly Compensated Employee for either the separation year or any determination year ending on or after the Employee's 55th birthday.

If an Employee is, during a determination year or look-back year, a Family Member of either a 5-percent owner who is an active or former Employee or a Highly Compensated Employee who is one of the ten (10) most Highly Compensated Employees ranked on the
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basis of Compensation paid by the Employer during such Year, then the Family Member and the 5-percent owner or top ten Highly Compensated Employee shall be aggregated. In such case, the Family Member and 5-percent owner or top ten Highly Compensated Employee shall be treated as a single Employee receiving Compensation and Plan contributions or benefits equal to the sum of such Compensation and contributions or benefits of the Family Member and 5-percent owner or top ten Highly Compensated
Employee. For purposes of this Section, Family Member includes the spouse, lineal ascendants and descendants of the Employee or former Employee and the spouses of such lineal ascendants and descendants.

The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, the top one hundred (100) Employees, the number of Employees treated as officers and the Compensation that is considered, will be made in accordance with
Section 414 (q) of the Code and the regulations thereunder.

        The Employer may elect to use the calendar year to determine whether an Employee is a Highly Compensated Employee (as defined in Treasury Regulations under Section 414 (q) of the Code) in the look-back year calculation. The calendar year used will be the calendar year ending with or within the determination year (as defined in the regulations under Section 414 (q) of the Code). The determination year shall be the months (if any) in the current Plan Year which follow the end of the calendar year look-back year. If the Employer elects to make the calendar year calculation election with respect to any plan, entity or arrangement, such election must apply with respect to all plans, entities and arrangements of the Employer.

hh) INCOME: The net gain or loss of the Trust Fund from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust Fund. In determining the Income of the Trust Fund as of any date, assets shall be valued on the basis of their fair market value.

ii)  INVESTMENT FUND (S):  The investment funds described in
Section 7.1.

jj) PARTICIPANT: An Employee participating in the Plan in accordance with the provisions of Section 3.1.

kk) PARTICIPATION: The period commencing as of the date the Employee became a Participant and ending on the date his or her employment with the Employer terminated in accordance with
Section 3.2, hereof.

ll) PLAN: Dial Consumer Products Group 401(k) Plan, the Plan set forth herein, as amended from time to time.
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mm)  PLAN YEAR:  The 12-month period commencing on January 1 and ending on December 31. The initial Plan Year will be a short period commencing on January 5, 1987 and ending December 31, 1987.

nn) SPECIAL VALUATION DATE: The date on which a special valuation is made pursuant to Section 5.2.

oo)  TRUST (OR TRUST FUND):  The fund known as the Dial Consumer
Products Group 401(k) Plan Trust, maintained in accordance with the terms of the Trust agreement, as from time to time amended, which constitutes a part of the Plan.

pp) TRUSTEE: The corporation or individuals appointed by the Board of Directors of The Dial Corp to administer the Trust.

qq)  VALUATION DATE:  The last day of each calendar quarter.

rr) VESTED ROLLOVER CONTRIBUTION ACCOUNT: The account maintained pursuant to Section 4.5, hereof, to record for a Participant rollover amounts transferred to the Trust Fund and adjustments relating thereto.

ss) WAGE REDUCTION CONTRIBUTION ACCOUNT: The account maintained to record for a Participant his or her pre-tax wage reduction contributions made by the Employer pursuant to Section 4.1 (a) and 4.2 hereof, and adjustments relating thereto.

     2.2 CONSTRUCTION: The words "hereof," "hereunder," and other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

                   ARTICLE III. - PARTICIPATION

     3.1 PARTICIPATION: An Eligible Employee shall become a Participant as of the later of the Effective Date of the first Entry Date coincident with or next following the last twelve consecutive month period, i.e. the "Computation Period" as defined in the U.S. Deparment of Labor Regulations, during which he or she has at least 1,000 Hours of Service with the Employer, provided in any case that said Eligible Employee has entered into a duly executed wage reduction agreement under Section 4.2 in advance of said Effective Date or Entry Date, as the case may be, and has fulfilled the Plan's enrollment procedures as provided by the Committee. Participation under the Plan shall cease and a person shall no longer be a Participant upon termination of employment with the Employer, as defined in Section 3.2, hereof. After termination of employment, a rehired Eligible Employee may become a Participant in the Plan on an Entry Date coincident with or following the date of his or her reemployment upon entering into a duly executed wage reduction agreement in advance of said
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Entry Date and fulfilling all of the other Plan enrollment
procedures as required for by the Committee. The term "Hour of Service" shall mean for the purposes hereof, each hour (i) for which an Eligible Employee is paid, or entitled to payment for the performance of duties for the Employer during the applicable computation period or (ii) during which the Eligible Employee is absent due to vacation, holiday, temporary sickness, maternity or paternity leave under ERISA Section 203(b) , but in each case only to the extent such Eligible Employee is entitled to payment for the performance of his or her regular duties for the Employer, as reasonably determined by the Committee consistent with U. S. Department of Labor regulations, during the applicable computation period.

     3.2 TERMINATION OF EMPLOYMENT: Subject to the provisions of Section 3.3(b) "termination of employment" shall be deemed to be the date the Participant quit, was terminated or discharged (for any reason, with or without cause, including, by reason of Disability), died or retired.

     3.3 TRANSFERS: (a) For the purpose of determining eligibility to participate in the Plan under Section 3.1, an Eligible Employee shall receive credit for employment with an Employer or any entity ("member of the Controlled Group") which, by reason of Code Section 414(b), or 414 (m), is treated as a single employer with The Dial Corp Consumer Products Group.

(b) If a Participant (i) elects to defer distribution of his or her benefit pursuant to Section 6.3(d), (ii) is transferred to employment with a member of the Controlled Group that has not adopted the Plan, (iii) becomes an Employee who is no longer employed in a bargaining unit covered by a Collective Bargaining Agreement, (iv) becomes an Employee who no longer fits the definition of Eligible Employee or (v) ceases active employment with an Employer, but is not terminated or discharged from employment under Section 3.2 (i.e., on Authorized Leave of Absence, lay off, etc.), his or her Participation under the Plan shall be suspended, provided, however, that during the period of his or her inactive status or employment in such ineligible position: (i) he or she shall cease to have any right to make contributions pursuant to Article IV, hereof; (ii) he or she shall continue to participate in Income allocations pursuant to
Section 5.2(a); (iii) the withdrawal privileges under the provisions of Article VI shall continue to apply; and (iv) the Investment Fund transfer provisions of Section 7.3 shall continue to apply.

                   ARTICLE IV. - CONTRIBUTIONS

     4.1 EMPLOYER CONTRIBUTIONS: (a) For each Year, the Employer shall contribute an amount to a Participant's Wage Reduction Contribution Account equal to the total amount of contributions agreed to be made by it pursuant to a Wage Reduction Agreement under Section 4.2 entered into between the

Employer and the Participant for such Year. Contributions made by the Employer for a given payroll period pursuant to Wage
Reduction Agreements under Section 4.2 shall be promptly deposited in the Trust Fund as soon as practicable after the payroll period to which they relate.

     4.2 CODE SECTION 401(k) WAGE REDUCTION: (a) In addition to the other terms and conditions herein, each Eligible Employee shall enter into, prior to the Entry Date that such Eligible Employee's Participation under the Plan is to commence pursuant to Section 3.1, a written wage reduction agreement with the Employer which will be applicable to all payroll periods after such Entry Date within such Year. The terms of any such wage reduction agreement shall provide for the purposes of Section 4.1(a) hereof, that the Eligible Employee as a Participant agrees to accept a reduction in wage from the Employer equal to any whole percentage of his or her Compensation per payroll period, not to exceed 12 percent of such Compensation. In consideration of such agreement, the Employer will make a wage reduction contribution to the Participant's Wage Reduction Contribution Account on behalf of the Participant for such Year in an amount equal to the total amount by which the Participant's Compensation from the Employer was reduced during the Year pursuant to the wage reduction agreement. Amounts credited to a Participant's Wage Reduction Contribution Account are intended to qualify for income tax deferral under Section 401(k) and, as such shall be 100 percent vested and nonforfeitable at all times. If a Participant enters into a wage reduction agreement with the Employer for a given Year, his or her Compensation for such Year for all other purposes of this Plan, except with respect to a Wage Reduction Agreement under Section 4.4, hereof, shall be equal to his or her Compensation after application of the wage reduction agreement.

(b)  Unless otherwise amended or terminated in accordance with
(ii), below, a Participant's wage reduction agreement shall be deemed automatically renewed from year to year, while this Plan remains in force and effect. Further, wage reduction agreements shall include, but not by way of limitation, and be governed by the following:

     (i) A wage reduction agreement shall apply to each payroll period during which an effective wage reduction agreement is on file with the Employer.

     (ii) A wage reduction agreement may be amended or terminated by a Participant only once during each calendar quarter if the purpose of the amendment is to decrease or increase the percentage of such Participant's Compensation which is subject to wage reduction during the remainder of such Year.

     (iii) Any amendment or termination of a wage reduction agreement shall be effective on the following Entry date after at least 30 days prior written notice by a Participant in the form required by the Employer.

     (iv) The Employer may amend or revoke its wage reduction agreement with any Participant at any time, if the Committee determines that such revocation or amendment is necessary to insure that a Participant's additions for any Year will not exceed the limitations of Section 415 of the Code or to insure that the discrimination tests of
               Section 401(k) and 401(m) of the Code are met for such Year.

     (v) The Employer may revoke its wage reduction agreements with all Participants or amend its wage reduction agreements with all Participants on a uniform basis, if it determines that it will not have sufficient current or accumulated earnings to make the contributions to the Plan that may be required by the wage reduction agreements.

     (vi) Except as provided above, a wage reduction agreement applicable to any given Year, once made, may not be revoked or amended by the Participant.

     (vii) No amounts may be withdrawn by a Participant from any of his or her Accounts, except as provided in
               Section 6.5, hereof. All withdrawal elections shall be made by a Participant on forms supplied by the Committee for that purpose.

(c) The Committee may from time to time alter and/or add to the requirements for wage reduction agreements expressed in Section
4.2(b). The Employer shall abide by the Committee's determinations and directions with respect to all matters covered in wage reduction agreements.

     4.3  EMPLOYEE CONTRIBUTIONS:  Subject to the provisions of
Section 4.4, hereof, a Participant may contribute each Year to an Employee Contribution Account an amount pursuant to a written Wage Reduction agreement under Section 4.4 not intended to qualify for income tax deferral under Section 401(k) of the Code, but to be subtracted from such Participant's Compensation on an after-tax basis. Amounts credited to a Participant's Employee Contribution Account shall remain 100 percent vested and nonforfeitable at all times.

     4.4 AFTER-TAX WAGE REDUCTION: A Participant may elect to enter into a written wage reduction agreement with the Employer which shall be in the form and substance acceptable to the Employer and the Committee and will be applicable to each payroll period during which an effective wage reduction agreement is on file with the Employer. A wage reduction agreement may be amended or terminated only once during each calendar quarter if the purpose of the amendment is to decrease or increase the percentage of such Participant's Compensation which is subject to a wage reduction agreement during the remainder of such Year.
The terms of such wage reduction agreement shall provide, among other things, that for the purposes of Section 4.3 the Participant agrees to accept a reduction from wage from the Employer equal to any whole percentage of his or her Compensation per payroll period, not to exceed 10 percent of such Compensation.

     4.5 ROLLOVER AMOUNT FROM OTHER PLANS: (a) An Employee eligible to Participate in the Plan, regardless of whether he or she has satisfied the Participation requirements of Section 3.1, may, with the approval of the Committee, in its sole and exclusive discretion, transfer to the Trust Fund a "Qualifying Rollover Distribution," defined in Section 402(a) (5) (E) (i) of the Code as "1 or more distributions (I) within one taxable year of the employee on account of a termination of the plan of which the trust is a part or, in the case of a profit-sharing or stock bonus plan, a complete discontinuance of contributions under such plan, or (II) which constitutes a lump sum distribution within the meaning of subsection (e) (4) (A) (determined without reference to subparagraphs (B) and (H) of subsection (e) (4) "which, in part, defines lump sum distribution as "...the distribution or payment within one taxable year of the recipient of the balance to the credit of an employee which becomes payable to the recipient (i) on account of the employee's death, (ii) after the employee attains age 59, (iii) on account of the employee's separation from service, or (iv) after the employee has become disabled...," provided that such distribution is from a plan which meets the requirements of Section 401(a) of the Code (the "Other Plan"). The procedure approved by the Committee shall provide that such a transfer may be made only if the following conditions are met: (a) the transfer occurs on or before the 60th day following the Employee's receipt of the distribution from the Other Plan; and (b) the amount transferred is equal to any portion of the distribution the Employee received from the Other Plan, subject to the maximum rollover provision of
Section 402(a) (5) (B) of the Code, limiting such amount to the fair market value of all property received in such a distribution reduced by employee contributions, as defined in Section 402(a)
(5) (E) (ii) of the Code.

(b) Notwithstanding the foregoing, if an Employee had deposited a distribution previously received from an Other Plan into an individual retirement account ("IRA"), as defined in Section 408 of the Code, he or she may transfer the amount of such distribution, plus earnings thereon from the IRA, to this Plan; provided such rollover amount is deposited with the Trustee on or before the 60th day following receipt thereof from the IRA, and is otherwise proper in accordance with applicable law.

(c) The Committee shall develop such procedures, and may require such information from an Employee desiring to make or effectuate any transfer under this Section 4.5, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Committee, the amount transferred shall be deposited in the Trust Fund and shall be credited to a Vested Rollover Contribution Account.
Such account shall be 100 percent vested in the Employee, and shall share in Income allocations in accordance with Section 5.2(a). Upon termination of Employment, the total amount of the Employee's Vested Rollover Contribution Account shall be distributed in accordance with Article VI.

(d) Upon such a transfer by an Employee who is otherwise eligible to participate in the Plan, but who has not yet completed the Participation requirements of Section 3.1, his or her Vested Rollover Contribution Account shall represent his or her sole interest in the Plan until he or she becomes a Participant.

        ARTICLE V. - ALLOCATIONS TO PARTICIPANT'S ACCOUNTS

     5.1 INDIVIDUAL ACCOUNTS: The Committee shall create and maintain adequate records to disclose the interest in the Trust of each Participant and Beneficiary. Such records shall be in the form of individual Accounts, and credits and charges shall be made to such Accounts in the manner herein described. When appropriate, a Participant shall have three separate Accounts, an Employee Contribution Account, a Wage Reduction Contribution Account and a Vested Rollover Contribution Account. The maintenance of individual Accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund to each account shall not be required. Distributions and withdrawals made from an Account shall be charged to the Account as of the date paid.

     5.2 ACCOUNT ADJUSTMENTS: The Accounts of Participants shall be adjusted no less frequently than quarterly, recognizing the Participant's elections pursuant to Section 5.5, hereof, in accordance with the following:

(a) INCOME: The Income of the Trust Fund for each calendar quarter shall be allocated to the Accounts of Participants who had unpaid balances in their Accounts on the Valuation Date of such calendar quarter in proportion to the balances in such Accounts at the beginning of such calendar quarter plus one-half of the contributions made during such calendar quarter, but after first reducing each such Account balance by any distributions from the Account during such quarter and recognizing the Participant's elections pursuant to Section 5.5, hereof. The Committee may in its sole and exclusive discretion instruct the Trustee to pick a "Special Valuation Date" to determine the Income since the last Valuation Date, in which event the Accounts of any Participant whose employment terminates prior to the next Valuation Date shall be adjusted to reflect this determination. Each valuation shall be based on the fair market value of assets in the Trust Fund on the Valuation Date or Special Valuation Date, as the case may be.

(b) WAGE REDUCTION CONTRIBUTIONS: The Employer contributions for a calendar quarter made pursuant to a wage reduction agreement entered into with a Participant under Section 4.2 shall be allocated to the Participant's Wage Reduction Contribution
Account as of each Valuation Date.

(c) CONTRIBUTIONS: A Participant's contributions shall be allocated to his or her Employee Contribution Account as of each Valuation Date.

(d) ALTERNATIVE METHOD: Notwithstanding the foregoing, the Committee may, in its sole and exclusive discretion, require an alternative method of allocating Income and contributions to Accounts if such method more accurately reflects the value of such Accounts.

     5.3 ACTUAL DEFERRAL PERCENTAGE TEST: Notwithstanding any other provisions of the Plan,

(a)  The Actual Deferral Percentage (hereinafter "ADP") for
Participants who are Highly Compensated Employees for each Plan
Year and the ADP for Participants who are non-highly Compensated
Employees for the same Plan Year must satisfy one of the following tests:

     (i)       The ADP for Participants who are Highly
               Compensated Employees for the Plan Year shall not exceed the ADP for Participants who are non-Highly
               Compensated Employees for the same Plan Year multiplied by 1.25; or

     (ii) The ADP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ADP for Participants who are non-Highly Compensated Employees for the same Plan Year multiplied by 2.0, provided that the ADP for Participants who are Highly Compensated Employees does not exceed the ADP for Participants who are non-Highly Compensated Employees by more that two
               (2) percentage points.

(b) The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals allocated to his or her accounts under two or more arrangements described in Section 401 (k) of the Code, that are maintained by the Employer, shall be determined as if such Elective Deferrals were made under a single arrangement. If a Highly Compensated Employee participated in two or more cash or deferred arrangements that have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

(c) In the event that this Plan satisfies the requirements of Sections 401(k), 401 (a) (4), or 410 (b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Employees as if all such plans were a single Plan. For Plan Years beginning after December 31, 1989, plans may be aggregated in order to satisfy Section 401 (k) of the Code only if they have the same Plan Year.

(d) For purposes of determining the ADP of a Participant who is a 5-percent owner or one of the ten most highly-paid Highly Compensated Employees, the Elective Deferrals and Compensation of such Participant shall include the Elective Deferrals and Compensation for the Plan Year of Family Members (as defined in
Section 414 (q) (6) of the Code). Family Members, with respect to such Highly Compensated Employees, shall be disregarded as separate Employees in determining the ADP both for Participants who are non-Highly Compensated Employees and for Participants who are Highly Compensated Employees.

(e) For purposes of determining the ADP test, Elective Deferrals must be made before the last day of the twelve-month period immediately following the Plan Year to which contributions relate.

(f) The Employer shall maintain records sufficient to demonstrate satisfaction of the ADP test.

(g) The determination and treatment of the ADP amounts of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

     5.4 AVERAGE CONTRIBUTION PERCENTAGE TEST: Notwithstanding any other provision of the Plan,

(a) Employee Contributions must meet the nondiscrimination requirements of Section 401 (a) (4) of the Code, and the Average Contribution Percentage test of Section 401 (m) of the Code. The ACP test is required in addition to the ADP test under
Section 401(k) of the Code.

(b)  The ACP for Participants who are Highly Compensated
Employees for each Plan Year and the ACP for Participants who are non-Highly Compensated Employees for the same Plan Year must satisfy one of the following tests:

     (i)       The ACP for Participants who are Highly
               Compensated Employees for the Plan Year shall not exceed the ACP for Participants who are non-highly compensated Employees for the same Plan Year multiplied by 1.25; or

     (ii) The ACP for participants who are Highly Compensated Employees for the Plan Year shall not exceed the ACP for Participants who are non-highly Compensated Employees for the same Plan Year multiplied by two (2), provided that the ACP for Participants who are Highly Compensated Employees does not exceed the ACP for Participants who are non-highly Compensated Employees by more than two
               (2) percentage points.

(c) MULTIPLE USE: If one or more Highly Compensated Employees participate in both a CODA and a plan subject to the ACP test maintained by the Employer, and the sum of the ADP and ACP of those Highly Compensated Employees subject to either or both tests exceeds the Aggregate Limit, then the ACP of those Highly Compensated Employees who also participate in a CODA will be reduced (beginning with such Highly Compensated Employee whose ACP is the highest) so that the limit is not exceeded. The amount by which each Highly Compensated Employee's Contribution Percentage Amount is reduced shall be treated as an Excess Aggregate Contribution. The ADP and ACP of the Highly Compensated Employees are determined after any corrections required to meet the ADP and ACP tests. Multiple use does not occur if either the ADP or ACP of the Highly Compensated Employees does not exceed 1.25 multiplied by the ADP and ACP of the non-Highly Compensated Employees.

(d) For purposes of this Section, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage Amounts allocated to his or her account under two or more plans described in Section 401(a) of the Code, or arrangements described in Section 401(k) of the Code that are maintained by the Employer, shall be determined as if the total of such Contribution Percentage Amounts was made under each plan. If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

(e) In the event that this Plan satisfies the requirements of Sections 401(m), 401(a) (4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the Contribution Percentage of Employees as if all such plans were a single plan. For Plan Years beginning after December 31, 1989, plans may be aggregated in order to satisfy
Section 401(m) of the Code only if they have the same Plan Year.

(f) For purposes of determining the Contribution percentage of a Participant who is a five-percent owner or one of the ten most highly-paid Highly Compensated Employees, the Contribution Percentage Amounts and Compensation of such Participant shall include the Contribution Percentage Amounts and Compensation for the Plan Year of Family Members (as defined in Section 414(q) (6) of the Code). Family Members, with respect to Highly Compensated Employees, shall be disregarded as separate Employees in determining the Contribution Percentage both for Participants who are non-highly Compensated Employees and for Participants who are Highly Compensated Employees.

(g) For purposes of determining the Contribution Percentage test, Employee Contributions are considered to have been made in the Plan Year in which contributed to the Trust. The Employer shall maintain records sufficient to demonstrate satisfaction of the ACP test.

The determination and treatment of the Contribution Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

        5.5 DISTRIBUTION OF EXCESS AGGREGATE CONTRIBUTIONS: (a) Notwithstanding any other provisions of this Plan, Excess Aggregate Contributions, plus any Income and minus any loss allocable thereto, shall be forfeited, if forfeitable, or if not forfeitable, distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Aggregate Contributions were allocated for the preceding Plan Year. Excess Aggregate Contributions shall be allocated to Participants who are subject to the Family Member aggregation rules of Section 414(q) (6) of the Code in the manner prescribed by the regulations. If such Excess Aggregate Contributions are distributed more than 2 months after the last day of the Plan Year in which such excess amounts arose, a ten (10) percent excise tax will be imposed on the Employer maintaining the Plan with respect to those amounts. Excess Aggregate Contributions shall be treated as Annual Additions under the Plan.

(b) Excess Aggregate Contributions shall be adjusted for any Income or loss up to the date of distribution. The Income or loss allocable to Excess Aggregate Contributions is the Income or loss allocable to the accounts to which the Participant's Employee Contributions and, if applicable, Elective Deferrals were allocated for the plan Year multiplied by a fraction, the numerator or which is such Participant's Excess Aggregate Contributions for the Year and the denominator is the Participant's Account balance(s) attributable to Contribution Percentage Amounts without regard to any Income or loss occurring during such Plan Year.

(c) Forfeitures of Excess Aggregate Contributions may either be reallocated to the Accounts of non-Highly Compensated Employees or applied to reduce Employer contributions.

(d) Excess Aggregate Contributions shall be forfeited, if forfeitable, or distributed on a pro-rata basis from the Participant's Accounts.

     5.6  DISTRIBUTION OF EXCESS ELECTIVE DEFERRALS:  (a)   No
Participant shall be permitted to have Elective Deferrals made under this Plan, or any other qualified Plan maintained by the Employer, during any taxable year in excess of the dollar limitation contained in Section 402(g) of the Code in effect at the beginning of such taxable year.

(b) A Participant may assign to this Plan any Excess Elective Deferrals made during a taxable year of the Participant by notifying the Committee on or before the date specified in
Section 5.6(e) of the amount of the Excess Elective Deferrals to be assigned to the Plan.

(c) Notwithstanding any other provision of the Plan, Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant to whose account Excess Elective Deferrals were assigned for the preceding year.

(d) Excess Elective Deferrals shall be adjusted for any Income or loss up to the date of distribution. The Income or loss allocable to Excess Elective Deferrals is the Income or loss allocable to the Participant's Elective Deferrals for the taxable year multiplied by a fraction, the numerator of which is such Participant's Excess Elective Deferrals for the year and the denominator is the Participant's account balance attributable to elective deferrals without regard to any income or loss occurring during such taxable year.

(e) Participants who claim Excess Elective Deferrals for the preceding taxable year must submit their claims in writing to the Committee by March 15.

     5.7 DISTRIBUTION OF EXCESS CONTRIBUTIONS: (a) Notwithstanding any other provision of this Plan, Excess Contributions, plus any Income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Contributions were allocated for the preceding Plan Year. If such excess amounts are distributed more than 2 months after the last day of the Plan Year in which such excess amounts arose, a ten (10) percent excise tax will be imposed on the Employer maintaining the Plan with respect to such amounts. Such distributions shall be made to Highly Compensated Employees on the basis of the respective portions of the Excess Contributions attributable to each of such Employees. Excess Contributions shall be allocated to Participants who are subject to the Family Member aggregation rules of Section 414(q) (6) of the Code in the manner prescribed by the regulations.

(b) Excess Contributions (including the amounts recharacterized) shall be treated as Annual Additions under the Plan.

(c) Excess Contributions shall be adjusted for any Income or loss up to the date of distribution. The Income or loss allocable to Excess Contributions is the Income or loss allocable to the accounts to which the Participant's Elective Deferrals were allocated for the Plan Year multiplied by a fraction, the numerator of which is such Participant's Excess Contributions for the year and the denominator is the Participant's account balance attributable to Elective Deferrals without regard to any Income or loss occurring during such Plan Year.

(d) Excess Contributions shall be distributed from the accounts to which the Participant's Elective Deferrals were allocated in proportion to the Participant's Elective Deferrals (to the extent used in the ADP test) for the Plan Year.

     5.8 RECHARACTERIZATION: (a) A Participant may treat his or her Excess Contributions as an amount distributed to the Participant and then contributed by the Participant to the Plan. Recharacterized amounts will remain nonforfeitable and subject to the same distribution requirements as Elective Deferrals.
Amounts may not be recharacterized by a Highly Compensated Employee to the extent that such amount in combination with other Employee Contributions made by that Employee would exceed any stated limit under the Plan on Employee Contributions. Recharacterization must occur no later than 2 months after the last day of the Plan Year in which such Excess Contributions arose and is deemed to occur no earlier than the date the last Highly Compensated Employee is informed in writing of the amount recharacterized and the consequences thereof. Recharacterized amounts will be taxable to the Participant for the Participant's tax year in which the Participant would have received them in cash.

     5.9 MAXIMUM ADDITIONS: (a) Notwithstanding anything contained herein to the contrary, the total additions made to the Wage Reduction Contribution Account, and Employee Contribution Account of a Participant for any year shall not exceed the lesser of $30,000.00 or 25 percent of the Participant's Compensation (as defined in Section 415 of the Code and after application of the wage reduction agreement set forth in Section 4.2) for such Year, except that such $30,000.00 shall be increased as permitted by Internal Revenue Service regulations to reflect cost-of-living adjustments.

(b) If such additions exceed the above limitations, the contributions for the Year which cause the excess shall be returned to the Participant in the following order:

     (i)       Any contributions to such Participant's Employee
               Contribution Account, to the extent they would reduce the excess amount, will be returned to the Participant.

     (ii) If, after the application of paragraph (i) an excess amount still exists, any contributions to such Participant's Wage Reduction Contribution Account, to the extent they would reduce the excess amount, will be returned to the Participant.

(c) Notwithstanding the foregoing, the otherwise permissible Annual additions for any Participant under this Plan may be further reduced to the extent necessary, as determined by the Committee, to prevent disqualification of the Plan under Section 415 of the Code, which imposes the following additional limitations on the benefits payable to Participants who also may be participating in other tax-qualified pension, profit-sharing, savings or stock bonus plans maintained by the Employer or any of the members of the Controlled Group of corporations (for the purpose of this Section "Employers") of which the Employer is a part. If an individual is a Participant at any time in both a defined benefit plan and a defined contribution plan maintained by any of the Employers, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Year may not exceed 1.0. The defined benefit plan fraction for any Year is a fraction, the numerator of which is the Participant's projected annual benefit under the Plan (determined at the close of the Year) and the denominator of which is the lesser of (i) the product of 1.25, multiplied by the dollar limitation in effect under Section 415(b) (1) (A) of the Code, or (ii) the product of 1.4, multiplied by the amount which may be taken into account under Section 415(b) (1) (B) of the Code with respect to such Participant under the Plan for such Year. The defined contribution plan fraction for any Year is a fraction, the numerator of which is the sum of the annual additions to the Participant's accounts as of the close of the Year, and the denominator of which is the sum of the lesser of the following amounts determined for such Year and for each prior year of service with the Employer: (i) the product of 1.25, multiplied by the dollar limitation in effect under Section 415(c) (1) (A) of the Code, or (ii) the product of 1.4 multiplied by the amount which may be taken into account under Section 415(c) (1) (B) of the Code with respect to such Participant under the Plan for such Year. When the term "Annual Additions" is used in the context of other defined contribution plans under this Section, it shall have the same meaning as set forth in Section 2.1(f), hereof, but with respect to Employer contributions and Employee Contributions made under such other plans. For purposes of this limitation, all defined benefit plans of the Employers, whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans of the Employers, including the Plan whether or not terminated, are to be treated as one defined contribution plan. As such, annual benefits and Annual additions of such plans are to be aggregated for the purpose of determining the defined benefit plan fraction and the defined contribution plan fraction. The extent to which Annual Additions under the plan shall be reduced, as compared with the extent to which annual benefits or Annual Additions under any defined benefit plans or any other defined contribution plans shall be reduced in order to achieve compliance with the limitations of Code Section 415 shall be dependent on the provisions of such other plans. To the extent any such other plan or plans provide for such a reduction first in benefits from or Annual Additions to such other plan or plans, the necessary reductions shall be under such other plan or plans. To the extent any such other plan or plans do not provide for a reduction first in benefits from or Annual Additions to such other plan or plans, the reduction in Annual Additions necessary to achieve compliance with Section 415 of the Code shall be under this Plan. If the reduction is under this Plan, the Committee shall advise affected Participants of any additional limitations on their Annual Additions required by this
Section 5.9.

     5.10 RECOGNITION OF DIFFERENT INVESTMENT FUNDS:  (a)
Subject to the terms and conditions herein stated, and as provided in Article VII, initially four Investment Funds shall be established by the Trustee and each Participant shall direct what portion of the aggregate of his or her Account balances shall be deposited in each such Investment Fund. The Committee may direct the Trustee to change the number and type of Investment Funds made available under the Plan from time to time. Consequently, when appropriate, a Participant shall have a percentage of the aggregate of his or her Wage Reduction Contribution Account, Vested Rollover Contribution Account and/or Employee Contribution Account in each such Investment Fund and the allocations described in Section 5.2 shall be adjusted in such manner as is appropriate to recognize the existence of such Investment Funds.

(b) Because Participants have a choice of Investment Funds, reference in this Plan to a Wage Reduction Contribution Account, a Vested Rollover Contribution Account or an Employee
Contribution Account shall be deemed to mean and include all accounts of a like nature which are maintained for the Participant under each Investment Fund.

                      ARTICLE VI. - BENEFITS

     6.1 ENTITLEMENT TO BENEFITS: If a Participant's employment with the Employer is terminated as defined in Section 3.2, he or she shall be vested in the entire amount in each of his or her Accounts as of the Valuation Date (or Special Valuation Date) which occurs on or is first following such termination of employment. Payment of benefits shall commence promptly after such termination of employment, but in no event shall such Participant be entitled to receive such entire amount sooner than 45 days after such Valuation Date.

     6.2 DEATH: (a) In the event that the termination of employment of a Participant is caused by his or her death, his or her Beneficiary shall be vested in, and paid the entire amount of, each of the deceased Participant's Accounts as of the Valuation Date, or Special Valuation Date, which occurs on or is first following such termination of employment, but in no event shall such Beneficiary be entitled to receive such entire amount earlier than the later of (i) 45 days after such Valuation Date, or Special Valuation Date, or (ii) the date the Committee is reasonably satisfied that such Beneficiary is otherwise entitled to receive such entire amount.

(b) Payment of benefits due under this Section shall be made in accordance with Section 6.3.

     6.3 PAYMENT OF BENEFITS: (a) Upon a Participant's or Beneficiary's entitlement to payment of benefits under Section
6.1 or 6.2 he or she shall file with the Committee his or her written application therefor on such form or forms, and subject to such reasonable conditions, as the Committee shall provide.

(b) The Committee shall follow a Participant's Beneficiary designation made pursuant to Section 6.4. The Committee shall make payment of benefits in lump sum only. Payment to a Participant's Beneficiary shall be made or commence as soon as practicable after a Participant's death upon such proofs of death and entitlement to benefits as the Committee may require.

(c) Subject to the provisions of Section 6.8, unless a Participant elects otherwise, payment of his or her benefits under the Plan shall be made no later than the 60th day after the later of (i) the end of the Year of his or her 65th birthday; or
(ii) the end of the Year in which his or her employment terminates. The foregoing sentence shall not be construed as providing an election to defer benefits to Participants which is not otherwise specifically set forth in the Plan.

(d) Subject to the provisions of Section 6.8, at any time prior to a Participant's termination of employment, such Participant may elect to defer the lump sum distribution he or she is entitled to under the Plan for a period of time not to exceed one year. Such election shall be made in accordance with the rules and procedures the Committee may prescribe.

     The above paragraph notwithstanding, if the present value of a Participant's accrued benefit is greater than $3,500, such benefit may not be distributed without the consent of the Participant.

(e) The amount which a Participant or Beneficiary is entitled to receive at any time and from time to time may be paid, at the discretion of the Participant or Beneficiary, in cash or in Dial Stock, or in any combination thereof, provided, however, payment in Dial Stock may be limited to the extent a Participant's Account balances are invested in whole shares of such Dial Stock under Section 7.1(i), and the Committee may require that all such Dial Stock be transferred to such Participant or Beneficiary.

     6.4 DESIGNATION OF BENEFICIARY: (a) Subject to the provisions of Section 6.4(c), each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom his or her Plan benefits are paid if he or she dies before receipt of all such benefits. Each Beneficiary designation shall be in the form prescribed by the Committee, will be effective only when filed with the Committee during the Participant's lifetime, and, if the Committee allows, may specify the method of payment of his or her benefits to the Beneficiary. Each Beneficiary designation filed with the Committee will cancel all Beneficiary designations previously filed with the Committee.
The revocation of a Beneficiary designation by a Participant, no matter how effected, shall not require the consent of any designated Beneficiary unless the Beneficiary affected is the Participant's spouse, in which case such spouse's consent shall be required to effect any such revocation in accordance with
Section 6.4(c). By designating a Beneficiary or Beneficiaries as hereunder provided, a Participant grants the Committee the discretion, in good faith, to make benefit payment(s) to any Beneficiary or Beneficiaries named by such Participant despite any dispute by any person or persons claiming such benefits, and holds the Plan, the Employer and the Committee harmless from any claims arising out of any such good faith payment(s) of benefits. Each Participant, by designating a Beneficiary or Beneficiaries, authorizes the Committee to retain any benefits otherwise payable in the Trust Fund or, in its sole discretion, pay-over such benefits to a court or other tribunal of competent jurisdiction pending the final and binding disposition of any dispute as to the proper Beneficiary or Beneficiaries by agreement of the parties or by a judgement of such court or other tribunal of competent jurisdiction, as the case may be.

(b) If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary or Beneficiaries designated by a deceased Participant die(s) before him or her or before complete distribution of the participant's benefits, the Committee shall direct the Trustee to distribute such Participant's benefits (or the balance thereof) to:

     (i) The surviving spouse of such Participant, if then living; or

     (ii)      The estate of the Participant.

(c) Notwithstanding anything contained herein to the contrary, a Participant may not name as a Beneficiary someone other than his or her spouse, and such designation shall have no effect, unless his or her spouse consents thereto, in a signed writing, notarized or witnessed by an administrator of the Plan, or if the Committee determines in its sole discretion that such consent is not obtainable for good cause shown consistent with the applicable law.

     6.5 WITHDRAWALS: (a) Subject to Subsections (b), (c), (d) and (e) of this Section 6.5, any Participant may make a withdrawal of all or part of his or her Employee Contribution Account, Wage Reduction Contribution Account and Vested Rollover Contribution Account, provided, however, that withdrawals must be made of all amounts in each classification below (listed in descending order) before amounts in the next lower classification may be withdrawn.

     (i)       Employee Contribution Account.

     (ii)      Wage Reduction Contribution Account.

     (iii)     Vested Rollover Contribution Account.

(b) A Participant must have attained age 59 or have been determined by the Committee to have a "financial hardship" in accordance with Section 6.5(d) in order to qualify for a withdrawal under Section 6.5(a) with respect to his or her Wage
Reduction Contribution Account and/or Vested Rollover
Contribution Account balances.

(c) Application for withdrawals shall be made on such forms as the Committee prescribes and as permitted herein, and may be made once each calendar quarter. Except as provided in Section 6.5(e), distribution of withdrawals shall be made in a lump sum within 45 days after the Valuation Date or Special Valuation Date immediately following receipt by the Committee of a properly completed application. Withdrawal distributions shall be based on the value of the Participant's Account(s) as of the Valuation Date or Special Valuation Date occurring in the same calendar month as the application is received, and subject to the provisions of Section 6.6, and may be made at the discretion of the Participant in the form of cash or in Dial Stock or in any combination thereof, provided, however, payment in Dial Stock shall be limited to the extent a Participant's Account balances are invested in whole shares of such Dial Stock under Section 7.1(i) and the Committee may require that all such Dial Stock be transferred to such Participant or Beneficiary.

(d) Distribution of wage reduction contributions (and earnings thereon accrued as of December 31, 1988) may be made to a Participant in the event of financial hardship. For the purposes of this Section, financial hardship is defined as an immediate and heavy financial need of the Employee where such Employee lacks other available resources. The following are the only financial needs considered immediate and heavy: deductible medical expenses (within the meaning of Section 213 (d) of the Code) of the Employee, the Employee's spouse, children, or dependents; the purchase (excluding mortgage payments) of a principal residence for the Employee; payment of tuition for the next quarter or semester of post-secondary education for the Employee, the Employee's spouse, children or dependents; or the need to prevent the eviction of the Employee from, or a foreclosure on the mortgage of, the Employee's principal residence. A distribution will be considered necessary to satisfy an immediate and heavy financial need of the Employee only if:

     (i) The Employee has obtained all distributions other than hardship distributions, and all nontaxable loans under all plans maintained by the Employer;

     (ii) All plans maintained by the Employer provide that the Employee's Elective Deferrals (and Employee Contributions) will be suspended for twelve months after the receipt of the hardship distribution;

     (iii) The distribution is not in excess of the amount of the immediate and heavy financial need; and

     (iv) All plans maintained by the Employer provide that the Employee may not make Elective Deferrals for the Employee's taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under Section 402(g) of the Code for such taxable year less the amount of such Employee's Elective Deferrals for the taxable year of the hardship distribution.

A distribution based upon financial hardship cannot exceed the amount required to meet the immediate financial need created by the hardship and not reasonably available from other resources of the Participant. Entitlement to a distribution based on financial hardship shall be determined by the Committee in its sole and exclusive discretion. The Committee may require such reasonable proof of immediate financial need as it deems necessary to uniformly and fairly administer this Section 6.5, as a condition precedent to any distribution by reason of financial hardship.

(e) Notwithstanding anything contained in Section 6.5(b) regarding the age of a Participant or financial hardship to the contrary, a Participant may withdraw all or a portion of his or her Employee Contribution Account once each calendar month regardless of his or her age or the existence of any financial hardship if such Participant satisfies all of the other terms and conditions contained in this Section 6.5.

     6.6 SPOUSAL CONSENT: Notwithstanding anything contained herein to the contrary, a Participant may not make a withdrawal unless his or her spouse consents thereto in a signed writing, notarized or witnessed by an administrator of the Plan, or if the Committee determines in its sole discretion that such consent is not obtainable for good cause shown, and consistent with applicable law.

     6.7 DEBITING OF INVESTMENT FUNDS: If a Participant making less than a total withdrawal of his or her accounts under Section

6.5 has his or her Accounts invested in more than one Investment
Fund, the amount withdrawn from his or her Accounts shall be debited, on a pro-rata basis, against each Investment Fund in which such Accounts are invested.

     6.8 REQUIRED DISTRIBUTIONS: Distribution of the Account balances of a Participant will be made by April 1 of the year following the calendar year in which such Participant attains age
70.

     6.9  DISTRIBUTION REQUIREMENTS:  (a)  Elective Deferrals and
Income allocable to them must comply with the distribution requirements under Section 401 (k) (2) (B) of the Code.

(b) Elective Deferrals and Income allocable to them are not distributable to a Participant or his or her Beneficiary or Beneficiaries in accordance with such Participant's or Beneficiary or Beneficiaries' election, earlier than upon separation from service, death or disability.

(c)  Such amounts may also be distributed upon:

     (i) Termination of the Plan without the establishment of another defined contribution plan.

     (ii) The disposition by a corporation to an unrelated corporation of substantially all of the assets (within the meaning of Section 409 (d) (2) of the Code) used in a trade or business of such corporation if such corporation continues to maintain this Plan after the disposition, but only with respect to Employees who continue employment with the corporation acquiring such assets.

     (iii) The disposition by a corporation to an unrelated entity of such corporation's interest in a subsidiary (within the meaning of Section 409 (d)
               (3) of the Code) if such corporation continues to maintain this Plan, but only with respect to Employees who continue employment with such subsidiary.

     (iv)      The attainment of age 59 in the case of a profit-sharing plan.

     (v) The hardship of the Participant subject to the provisions of Section 6.5(d) of the Plan.

All distributions that may be made pursuant to one or more of the foregoing distributable events are subject to the spousal and Participant consent requirements (if applicable) contained in Sections 401 (a) (11) and 417 of the Code.

          ARTICLE VII. - INVESTMENT OPTIONS, TRUST FUND

     7.1 INVESTMENT OPTIONS: Each Participant shall designate the Investment Fund(s) under which contributions made pursuant to Sections 4.1 (a), 4.3 and 4.5, hereof, are to be invested.
Initially, there shall be at least four such investment funds, as herein after indicated:

     (i)       A Common Stock Fund, consisting of Dial Stock;

     (ii) An Equity Fund, consisting of common stock and other equity securities, held directly or indirectly;

     (iii)     A Bond Fund, consisting of Government National
               Mortgage Association (GNMA) backed certificates;
               and

     (iv) A Fixed Fund, consisting of insurance company guaranteed investment contracts.

     7.2 INVESTMENT OF CONTRIBUTIONS: (a) Each Participant may elect with respect to future contributions to his Employee Contribution Account, Wage Reduction Contribution Account and Vested Rollover Contribution Account to have the aggregate contributions to such Account(s) invested in increments of 10 percent of the total contributions in an Investment Fund or Funds.

     7.3 INVESTMENT TRANSFERS: (a) Subject to all of the other provisions herein contained, and any special rules formed by the Committee with respect to certain Investment Funds which, by their nature, require special treatment, each Participant may elect on one occasion only within a 12-month period to have the assets in any or all Investment Fund(s), in increments of 10 percent of the total, transferred to any one or more other Investment Fund(s).

(b) Each Participant may change his or her election by properly completing and filing an election form with the Committee on the form prescribed by it on or before 30 days prior to a Valuation Date to be effective as of the first Entry Date of the next following calendar quarter.

     7.4 TRANSFER OF ASSETS: The Committee shall direct the Trustee to transfer monies or other property from the appropriate Investment Funds to the other Investment Funds as may be necessary to carry out the aggregate transfer transactions after such Committee has caused the necessary entries to be made in the Participant's Accounts and in the Investment Funds and has reconciled offsetting transfer elections, in accordance with uniform rules therefor established by such Committee.

     7.5 TRUST FUND: (a) All contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund.

(b) Except as provided above, all assets of the Trust Fund, including investment Income, shall be retained for the exclusive benefit of Participants and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by the Employer and shall not revert to or inure to the benefit of the Employer.

     7.6 TENDER OFFERS: As soon as practicable after the commencement of a tender offer or exchange offer ("Offer") for shares of Dial Stock, the Committee shall use its reasonable best efforts to cause each Participant (who has an Account allocated in whole or in part to Dial Stock) to be advised in writing of the terms of the Offer, together with forms by which the Participant may instruct the Committee to instruct the Trustee, or revoke such instruction, to tender shares credited to his or her Account, to the extent permitted under the terms of any such Offer. The Trustee shall follow the directions of the Committee but the Trustee shall not tender shares for which no instructions are received. In advising Participants of the terms of the offer, the Committee may include statements from the management of The Dial Corp setting forth its position with respect to the Offer. The giving of instructions to the Trustee to tender shares of Dial Stock and the tender thereof shall not be deemed a withdrawal or suspension from the Plan or a forfeiture of any portion of the Participant's interest in the Plan. The number of shares of Dial Stock to which a Participant may provide instructions shall be the total number of shares credited to his or her Account(s), as of the close of business on the day preceding the date on which the tender offer commences or such earlier date which shall be designated by the Committee which the Committee, in its sole discretion, deems appropriate for reasons of administrative convenience. Any securities received by the Trustee as a result of a tender of shares hereunder shall be held, and any cash so received shall be invested in short-term investments, for the account of each Participant with respect to whom shares of Dial Stock were tendered pending any reinvestment by the Trustee, as it may deem appropriate, consistent with the purposes of the Plan.

     7.7 VOTING OF DIAL STOCK: Each Participant (whose Account has allocated to it any shares of Dial Stock) shall be entitled to instruct the Committee to instruct the Trustee in writing how to vote, at each meeting of shareholders, such shares of Dial Stock, and to revoke any such instruction, to the extent permitted under the terms of such vote. Such instruction or revocation thereof shall apply to the total number of shares of Dial Stock credited to the Participant's Accounts, whether or not vested, as of the date coinciding with or immediately preceding the record date for the shareholders' meeting or such earlier date which shall be designated by the Committee which the Committee, in its sole discretion, deems appropriate for reasons of administrative convenience. All the shares of Dial Stock for which no instructions are received shall be voted by the Trustee in a uniform manner as a single block in accordance with the instructions received with respect to a majority of such shares for which instruction is received. The Committee shall use its reasonable best efforts to cause each Participant (whose Account has allocated to it any shares of Dial Stock) to receive such notices and informational statements as are furnished to shareholders in respect of the exercise of voting rights, together with forms by which the Participant may instruct the Committee to instruct the Trustee, or revoke such instruction, with respect to the vote of shares of Dial Stock credited to his or her account.

                  ARTICLE VIII. - ADMINISTRATION

     8.1 ALLOCATION OF RESPONSIBILITY AMONG FIDUCIARIES FOR PLAN AND TRUST ADMINISTRATION: The Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under the Plan or the Trust. The Board of Directors of The Dial Corp shall have the sole authority to appoint and remove the Trustee. The Dial Corp shall have the sole authority to appoint and remove the Committee, and any Investment Manager which may be provided for under and defined in the Trust, and to amend or terminate in whole or in part, this Plan or the Trust. The Dial Corp shall have the final responsibility for administration of the Plan, which responsibility is specifically described in this Plan and the Trust. The Committee, appointed pursuant to Section 8.2, hereof, shall have the specific delegated powers and duties described in the further provisions of this Article VIII, and such further powers and duties as hereinafter may be delegated to it by The Dial Corp. The Trustee shall have sole responsibility for the administration of the Trust and the management of the assets held under the Trust, all as specifically provided in the Trust. Each Fiduciary warrants that any direction given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Trust, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under this Plan or the Trust, and is not required under the Plan or the Trust to inquire into the propriety of any such direction, information or action. It is intended under the Plan and the Trust that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Trust and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

     8.2 APPOINTMENT OF COMMITTEE: A Committee consisting of at least three persons shall be appointed by and serve at the pleasure of the President of The Dial Corp Consumer Products Group to assist in the administration of the Plan. All usual and reasonable expenses of the Committee may be paid in whole or in part by the Employer, and any expenses not paid by the Employer shall be paid by the Trustee out of the principal or Income of the Trust Fund. Any members of the Committee who are Employees shall not receive Compensation with respect to their services for the Committee.

     8.3 CLAIMS PROCEDURE: The Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Committee of the claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Committee and delivered or mailed to the Participant or Beneficiary at his or her last address shown on Plan records; and such notice shall set forth the specific reasons for the denial, written to the best of the Committee's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Committee shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a review of the decision denying the claim, and in the event of continued disagreement, may appeal to The Dial Corp Consumer Products Group (or an appellate benefits review committee appointed by it) whose decision shall be final.

     8.4 RECORDS AND REPORTS: The Dial Corp Consumer products Group (or the Committee if so designated by it) shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA, other applicable law and governmental regulations issued thereunder relating to records of Participant's employment, Account balances, notifications to Participants' and annual reports to the Internal Revenue Service and Department of Labor. Each Employer agrees to abide by the directions of The Dial Corp Consumer Products Group or its designee, in the exercise of its responsibilities hereunder.

     8.5 OTHER COMMITTEE POWERS AND DUTIES: The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a) To construe and interpret the Plan, decide all questions of eligibility, and determine the amount, manner and time of payment of any benefits hereunder;

(b) To prescribe procedures to be followed by Participants and Beneficiaries filing applications for benefits;

(c) To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

(d) To receive from the Employer and from Participants and Beneficiaries such information as shall be necessary for the proper administration of the Plan;

(e) To furnish the Employer, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f) To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements, of the Trust Fund from the Trustee;

(g) To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal and actuarial counsel; and

(h) To appoint a financial hardship subcommittee consisting of at least three persons, to serve at the pleasure of and subject to the rules of the Committee, and which will consider in the first instance requests for withdrawals based on financial hardship under Section 6.5 (d).

The Committee and any subcommittee thereof shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.

     8.6 RULES AND DECISIONS: The Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants and Beneficiaries in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Employer, the legal counsel of any such person or the Trustee.

     8.7 COMMITTEE PROCEDURES: The Committee may act at a meeting or in writing without a meeting. The Committee shall elect one of its members as chairman, appoint a secretary, who may or may not be a Committee member, and advise the Trustee of such actions in writing. The secretary shall keep a record of all meetings and forward all necessary communications to the Employer, or the Trustee. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority including actions in writing taken without a meeting. A dissenting Committee member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other Committee members, the Employer and the Trustee shall not be responsible for any such action or failure to act.

     8.8 AUTHORIZATION OF BENEFIT PAYMENTS: The Committee shall issue directions to the Trustee concerning all benefits which are to be paid from the Trust Fund pursuant to the provisions of the Plan, and shall warrant to the Trustee that all such directions are in accordance with the Plan.

     8.9 APPLICATION AND FORMS FOR BENEFITS: The Committee may require a Participant or Beneficiary to complete and file with the Committee an application for a benefit on the forms approved by the Committee, and to furnish all pertinent information requested by the Committee, as a condition precedent to payment of benefits. The Committee may rely upon all such information so furnished it, including the Participant's or Beneficiary's current mailing address.

     8.10 FACILITY OF PAYMENT: Whenever, in the Committee's opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Committee may direct the Trustee to make payments to such person or to his or her legal representative or to a relative or friend of such person for his or her benefit, or the Committee may direct the Trustee to apply the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

     8.11 INDEMNIFICATION OF THE COMMITTEE: The Committee and the individual members thereof shall be indemnified by the Employer and not from the Trust Fund against any and all liability arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

                   ARTICLE IX. - MISCELLANEOUS

     9.1 NONGUARANTEE OF EMPLOYMENT: Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Employee, or as a right of any Employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause.

     9.2 RIGHTS TO TRUST ASSETS: No Employee, Participant or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund at any time, including upon termination of his or her employment or otherwise, except as provided from time to time under the Plan, and then only to the extent of the benefits properly payable under the Plan to a Participant or Beneficiary out of the assets of the Trust Fund. All payments of benefits as provided for in the Plan shall be made solely out of the assets of the Trust Fund to the extent sufficient, and none of the Fiduciaries of Employers shall be liable therefor in any manner.

     9.3  NONALIENATION OF BENEFITS:  Except as provided in
Article VI or as required by law, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

     9.4 NONFORFEITABILITY OF BENEFITS: Subject only to the specific provisions of the Plan, nothing shall be deemed to divest a Participant of his or her right to the nonforfeitable benefit to which he or she becomes entitled in accordance with the provisions of the Plan.

         ARTICLE X. - AMENDMENTS AND ACTION BY EMPLOYER:

     10.1 AMENDMENTS: The Dial Corp Consumer Products Group reserves the right to make from time to time any amendment or amendments to the Plan which do not cause (i) any adverse consequences to any Participant's rights in his or her Account balances and Funds in which such balances are invested, or (ii) any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their Beneficiaries, provided, however, that The Dial Corp Consumer Products Group may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Code and other applicable law.

          ARTICLE XI. - SUCCESSOR EMPLOYER AND MERGER OR
                      CONSOLIDATION OF PLANS

     11.1 SUCCESSOR EMPLOYER: In the event of the dissolution, merger, consolidation or reorganization of an Employer, provision may be made in the sole discretion of The Dial Corp Consumer Products Group by which the Plan and Trust will be continued by the successor; and, in that event, such successor shall be substituted for the Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liability by the successor and the successor shall have all of the powers, duties, and responsibilities of the Employer under the Plan.

     11.2 CONDITIONS APPLICABLE TO MERGERS OR CONSOLIDATIONS OF
PLANS: In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of the Plan, the assets of the Trust Fund applicable to such Participants shall be merged or consolidated with or transferred to the other trust fund only if:

     (i) Each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated); and the determination of such benefits shall be made in the manner and at the time, prescribed in regulations issued under ERISA;

     (ii) The Employer under the Plan, or of any new or successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participants' inclusion in the new employer's plan; and

     (iii) Such other plan and trust are qualified under Sections 401(a) and 501(a) of the Code.

                 ARTICLE XII. - PLAN TERMINATION

     12.1 RIGHT TO TERMINATE: In accordance with the procedures set forth in this Article, The Dial Corp Consumer Products Group may terminate the Plan at any time in its entirety or with respect to any Employer or group of Employees or Participants.
An Employer may terminate the Plan at any time with respect to its Employees or any group of its Employees or participants, provided such Employer has made all contributions due to the Plan to the date of such termination.

     12.2 PARTIAL TERMINATION: Upon termination of the Plan by The Dial Corp Consumer Products Group or by the Employer with respect to such Employer or a group of Employees or Participants of such Employer, the Trustee shall, in accordance with the directions of the Committee, allocate and segregate for the benefit of the Participants with respect to which the Plan is being terminated the proportionate interest of such Participants in the Trust Fund. The funds so allocated and segregated shall be used by the Trustee to pay benefits to or on behalf of Participants in accordance with Section 12.3.

     12.3 LIQUIDATION OF THE TRUST FUND: (a) Upon termination or partial termination of the Plan, the accounts of all Participants affected thereby shall become fully vested, and the Committee may direct the Trustee: (i) to continue to administer the Trust Fund and pay Account balances in accordance with Article VI to Participants affected by the termination upon their termination of employment or to their Beneficiaries upon such a Participant's death, until the Trust Fund has been liquidated; or (ii) to distribute the assets remaining in the Trust Fund, after payment of any expenses properly chargeable thereto, to Participants and Beneficiaries in proportion to their respective Account balances or rights thereto.

(b) In case the Committee directs liquidation of the Trust Fund pursuant to (a) above, the expenses of administering the Plan and Trust, if not paid by the Employer, shall be paid from the Trust
Fund.

(c)  The Trustee may delay distribution of assets under Section
12.3 pending receipt of written determination by the Internal
Revenue Service that the Plan is qualified upon termination.

                 ARTICLE XIII. - ADOPTION OF PLAN

     13.1 ADOPTION AGREEMENT: (a) Subject to the approval of The Dial Corp Consumer Products Group, and consistent with the provisions of ERISA and other applicable law, an Affiliate may adopt the Plan for its Eligible Employees or a class of such Employees in a manner not inconsistent with ERISA by entering into an Adoption Agreement in the form and substance prescribed by the Committee.

(b) The Dial Corp Consumer Products Group may prospectively revoke or modify any Employer's participation in the Plan at any time and for any or no reason, without regard to the terms of any Adoption Agreement, or terminate the Plan with respect to such Employer's Employee Participants.

(c) By execution of an Adoption Agreement (each of which by this reference shall become a part of the Plan), the Employer agrees to be bound by all the terms and conditions of the Plan.

                            APPENDIX A
                                TO
                DIAL CORP CONSUMER PRODUCTS GROUP
                           401(k) PLAN

Affiliate      Adoption Date               Bargaining Unit
---------      -------------               ---------------

Memphis         11/01/88           Southern Council of
                                   Industrial Workers #3148

London          01/01/88           United Industrial Workers
                                   Serv. Trans. Professional &
                                   Government of N.A.

Omaha           01/01/91           ICWU #189 International Union
                                   of Operating Engineers #571

Southgate       04/01/88           IBEW #2295, ICWU #1, UAW #509

New Berlin      04/01/90           UFCW #73

Clearing        10/01/89           Oil, Chemical, Atomic Workers
                                   International AFL-CIO-#7507

St. Louis       07/01/90           IBT Local #618